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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL

     I refer to the Registration Statement on Form S-8 of H&R Block, Inc., a Missouri corporation (the "Company"), to be filed with the Securities and Exchange Commission in order to register under the Securities Act of 1933, as amended, the offering and issuance of 6,000,000 shares of the Company's Common Stock, without par value, pursuant to awards granted or to be granted under the Company's 1993 Long-Term Executive Compensation Plan, as amended (the "Plan").

     I have examined the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, a copy of the Plan, copies of resolutions of the Board of Directors of the Company relating to the Plan, and such other documents and records as I have deemed relevant for purposes of this Opinion.

     Based upon the foregoing, it is my opinion that:

     1. The Company is duly organized, existing and in good standing under the laws of the State of Missouri.

     2. The Company is authorized to issue 400,000,000 shares of Common Stock, without par value, of which 92,297,566 shares of Common Stock were issued and outstanding as of the close of business on July 10, 2000.

     3. The presently issued and outstanding shares of Common Stock of the Company have been duly authorized and legally issued and are fully paid and non-assessable.

     4. The shares of Common Stock issuable pursuant to awards granted or to be granted under the Plan have been duly authorized and reserved for issuance and, when issued in accordance with the terms of such awards, will be legally issued, fully paid and non-assessable.

     I am employed by HRB Management, Inc., an indirect subsidiary of the Company, and I serve as Staff Counsel of the Company.

     I consent to the inclusion in said Registration Statement of my foregoing opinion filed as Exhibit 5 thereto.


Dated:  July 28, 2000.

                                    /s/ Monica C. Lewis
                                    --------------------------------
                                    Monica C. Lewis
                                    Staff Counsel
                                    H&R Block, Inc.